Exhibit 99.01

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made the 5th day of November, 2007, but shall be effective as of July 1, 2005 (the “Effective Date”) by and between Philip W. Milne (“Milne”) and MoneyGram International, Inc., a Delaware corporation (“MoneyGram”).

RECITALS

WHEREAS, MoneyGram and Milne are parties to that certain employment agreement made the 19th day of August, 2005, and effective July 1, 2005 (the “Prior Employment Agreement”); and

WHEREAS, the final regulations covering the application of Internal Revenue Code Section 409A to nonqualified deferred compensation plans are effective January 1, 2008 and plan documents must be in compliance by December 31, 2007; and

WHEREAS, MoneyGram and Milne have mutually agreed to certain amendments to the Prior Employment Agreement to make it compliant with Internal Revenue Code Section 409A, as well as other regulations pertaining to welfare plans;

NOW THEREFORE, pursuant to Section 14 of the Prior Employment Agreement, the parties hereby agree to amend and restate the Prior Employment Agreement in its entirety as follows:

1.	Employment

MoneyGram hereby agrees to and does hereby employ Milne as President and Chief Executive Officer, and Milne hereby agrees to accept employment with MoneyGram as President and Chief Executive Officer, for the Employment Period set forth in Paragraph 2 below upon the other terms and conditions set forth in this Agreement. Milne agrees to serve as a member of MoneyGram’s Board of Directors during the Employment Period set forth in Paragraph 2, and agrees to resign from MoneyGram’s Board of Directors upon the termination of his employment hereunder.

2.	Employment Period

The “Employment Period” shall commence on the Effective Date of this Agreement and subject to the provisions of Paragraphs 5 and 6 below, shall continue for period of three (3) years. The “Employment Period” shall thereafter be extended, subject to the provisions of Paragraphs 5 and 6 below, for an additional period of one (1) year commencing on the third anniversary of the Effective Date and on each succeeding anniversary of the Effective Date thereafter, unless the Human Resources Committee of MoneyGram’s Board of Directors provides written notice at least six (6) months prior to any such anniversary date of its intent not to extend the Employment Period. Any such notice of an intent not to extend the Employment Period shall constitute a termination by MoneyGram Not for Cause under Paragraph 5(a), below. It is understood that Milne’s employment may be earlier terminated by either party subject to the rights and obligations of the parties as set forth herein.

3.	Performance

Throughout the Employment Period, and excluding any periods of vacation and sick leave to which Milne is entitled, Milne shall devote such attention and time as is necessary and appropriate to fulfill his duties as Chief Executive Officer and, to the extent necessary to discharge the responsibilities assigned to Milne under this Agreement, use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for Milne to (A) serve on corporate, civic or charitable boards or committees, provided that he provides advance notice of his intention to do so to the Corporate Governance and Nominating Committee of MoneyGram’s Board of Directors and that Committee has no objection, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Milne’s responsibilities as an employee of MoneyGram in accordance with this Agreement.

4.	Compensation and Benefits

(a)	For all services to be rendered by Milne in any capacity during the Employment Period, Milne shall be paid as annual compensation an initial base salary of $600,000.00. Milne’s base salary shall be reviewed at least annually by the Human Resource Committee of MoneyGram’s Board of Directors, which may in its sole discretion recommend an increase to the base salary, subject to approval by MoneyGram’s Board of Directors.

(b)	In addition to his base salary, Milne shall also be eligible during the Employment Period to participate in the MoneyGram International, Inc. Management and Line of Business Incentive Plan, as amended from time to time (or any successor plan) (“MIP”). The Annual MIP bonus targets shall be established by the Board of Directors for each calendar year during the term of this Agreement. Milne’s annual bonus target for 2005 shall be 90% of his base salary. Any bonus payments shall be paid in accordance with the terms of the MIP.

(c)	During the Employment Period, Milne shall be eligible to participate in all long-term incentive programs covered under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended from time to time (or any successor plan), including stock options, restricted stock, and the MoneyGram International, Inc. Performance Unit Incentive Plan, as amended from time to time (or any successor plan) (“PUP”).

(d)	Milne shall be eligible to participate in all applicable employee welfare benefit plans, on such terms and conditions as may be in effect and/or amended from time to time. In addition, Milne shall be eligible to participate in the Executive Medical Plan, including post-retirement family medical coverage, as described in Exhibit A to this Agreement.

(e)	Milne shall be eligible for such retirement benefits as are described in “Schedule A” of the MoneyGram Supplemental Pension Plan, as may be in effect and/or amended from time to time.

(f)	During the Employment Period, Milne shall be entitled to company-paid tax and financial planning services, payment of health club, luncheon club, and country club dues, the use of an automobile and reserved parking, a home security system and an annual physical examination, all in accordance with the terms and conditions of applicable MoneyGram policies as may be in effect and/or amended from time to time. For safety and security purposes, MoneyGram’s Board of Directors has directed that whenever possible, Milne shall use the corporate aircraft for all business-related travel. Whenever the corporate aircraft is not available for such travel, Milne shall be entitled to travel first class on commercial airlines. Milne shall be entitled to use the corporate aircraft for personal travel in accordance with the terms and conditions of applicable MoneyGram policies as may be in effect and/or amended from time to time.

(g)	During the Employment Period, Milne shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in carrying out his duties under this Agreement, provided that he complies with MoneyGram’s policies, practices and procedures for submission of expense reports, receipts, or similar documentation of such expenses.

(h)	During the Employment Period, Milne shall be entitled to paid vacation of five (5) weeks per year.

5.	Termination with Severance Allowance

(a) Termination by MoneyGram Not for Cause. In the event that Milne incurs a separation from service (as such term is defined under section 409A of the Internal Revenue Code and regulations, rules and guidance thereunder) with MoneyGram and its affiliates during the Employment Period for any reason other than for Cause (as defined in paragraph 6(a)), or for Milne’s death, disability, or retirement, MoneyGram shall:

(i) pay Milne a severance allowance in an amount equal to the sum of (x) 2.99 times his then-current base salary, plus (y) a pro rata portion of his then-current target bonus, payable in a lump sum upon the first day of the seventh month following Milne’s separation from service. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by MoneyGram or otherwise to or for the benefit of Milne (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Milne with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Milne shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Milne of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Milne retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All reimbursements for taxes provided under this paragraph shall be paid from time to time in accordance with applicable company practices, but in all events no later than the end of Milne’s taxable year next following the taxable year in which Milne remits the related taxes; provided, however, that any such reimbursements payable within the first six months following Milne’s separation of service shall be delayed to the first day of the seventh month following Milne’s separation from service to the extent required under section 409A of the Internal Revenue Code.

(ii) accelerate the vesting of any unvested stock options, restricted stock awards, or other equity incentives other than PUP awards (it being expressly understood that this Paragraph 5 (a)(ii) shall be deemed to amend any contrary provisions of any stock option agreement or restricted stock agreement held by Milne on the Effective Date);

(iii) upon the first day of the seventh month following Milne’s separation from service, make a pro-rata payment of any outstanding PUP awards (based on time served), as if each of the defined targets for such awards was achieved at the 100% level;

(iv) continue to maintain and pay the premiums with respect to Milne’s family medical and dental coverage for the remainder of Milne’s and his spouse’s lifetimes (on the terms set forth in Exhibit A to this Agreement), or alternatively, MoneyGram may require Milne to pay such premiums and MoneyGram shall reimburse him for the same; provided that such reimbursements shall be paid from time to time in accordance with applicable company practices, but in all events no later than the end of Milne’s taxable year next following the taxable year in which the expense was incurred;

(v) continue to provide basic and supplemental life insurance for a period of three years as if Milne were still employed, and Milne shall be required to pay no more for such coverage than he would be required to pay had he continued in active employment. Alternatively, MoneyGram may require Milne to pay the premiums with respect to such policies and MoneyGram shall reimburse him for the same; provided that such reimbursements shall be paid from time to time in accordance with applicable company practices, but in all events no later than the end of Milne’s taxable year next following the taxable year in which the expense was incurred. To the extent that Milne’s right to life insurance coverage (or reimbursements for the cost of such coverage, as applicable) is taxable to him, Milne shall pay for such coverage for the first six months following his separation from service and shall be reimbursed for such payments on the first day of the seventh month following his separation from service to the extent required under section 409A of the Internal Revenue Code;

(vi) reimburse Milne for the tax cost, if any, arising from income imputed to him due to the provision of benefits under Paragraph 5(a)(iv) and (v) above (or arising from any reimbursement for premiums paid by him under Paragraph 5(a)(iv) or (v) above). All reimbursements for taxes provided under this paragraph shall be paid from time to time in accordance with applicable company practices, but in all events no later than the end of Milne’s taxable year next following the taxable year in which he remits the related taxes. Any reimbursements payable within the first six months following Milne’s separation from service shall be delayed to the first day of the seventh month following Milne’s separation from service to the extent required under section 409A of the Internal Revenue Code; and

(vii) reimburse Milne for the cost of reasonable outplacement services for a period of two (2) years, up to a maximum reimbursement of $50,000.00.

Subject to Paragraph 5(d), said severance allowance shall be in lieu of any and all other severance that might be payable to Milne under any MoneyGram severance policies. If MoneyGram discovers after the termination of Milne’s employment that there existed grounds to terminate his employment for Cause, then MoneyGram shall be relieved of any obligation to provide any further severance allowance or benefits, and Milne shall be required to return any severance allowance already paid to him.

(b) Termination by Milne for Good Reason. In the event that Milne terminates his employment for “Good Reason” as defined herein, MoneyGram shall provide the same payments and benefits described in Paragraph 5(a), which shall be in lieu of any and all other severance that might be payable to Milne under any MoneyGram severance policies. Milne shall have “Good Reason” to terminate his employment if:

(i) There is a material reduction or change in his authority, duties, or responsibilities;

(ii) There is a reduction in his base salary, unless, pursuant to direction by MoneyGram’s Board of Directors, any such reduction is made in concert with and in an amount not greater than the percentage adjustment mandated as an “across the board” reduction in base salary for all MoneyGram officers;

(iii) There is a material reduction in Milne’s retirement benefits, unless, pursuant to direction by MoneyGram’s Board of Directors, any such reduction is made in concert with and in an amount not greater than the percentage adjustment mandated as an “across the board” reduction for all MoneyGram officers, or if such reduction is required by law;

(iv) Milne is required to relocate to a location that would cause his commute to increase by more than 50 miles;

(v) MoneyGram commits a material breach of this Agreement; or

(vi) A successor to MoneyGram fails to assume MoneyGram’s obligations under this Agreement.

(c) Release. In order to obtain the severance allowance provided for in this Agreement, Milne must execute a complete release of all claims, in a form to be provided by MoneyGram. MoneyGram shall have no obligation to pay any severance allowance unless and until Milne shall have signed such release.

(d) Change of Control. In the event that Milne’s employment terminates in connection with a “Change of Control” as defined in the MoneyGram International, Inc. Executive Severance Plan (Tier I), except for Milne’s right to family medical and dental coverage (and reimbursement for the tax cost, if any, arising from income imputed to him due to such coverage) in accordance with this Paragraph 5, Milne’s rights to severance payments and benefits (if any) shall be exclusively as established in the MoneyGram International, Inc. Executive Severance Plan (Tier I). Those payments and benefits shall be provided in lieu of the payments and benefits set forth in this Paragraph 5.

6.	Termination without Severance Allowance

(a)	Termination by MoneyGram for Cause. MoneyGram may terminate Milne’s employment for Cause at any time without incurring any further obligation of any kind under this Agreement. For the purpose of this Agreement, termination of Milne’s employment shall be for “Cause” only if the termination results from:

(i)	Milne’s material breach of this Agreement;

(ii)	Milne’s willful and continued failure to perform the required duties of his position, if Milne shall have failed to remedy such alleged failure within thirty (30) days after Milne’s receipt of written notice from MoneyGram’s Board of Directors;

(iii)	Milne’s breach of his fiduciary duty to MoneyGram;

(iv)	Milne’s material breach of the MoneyGram International, Inc. Code of Ethics, Always Honest policy, or other code of conduct in effect from time to time, provided that any fraudulent or dishonest act shall be considered material regardless of size;

(v)	Milne’s willful or gross misconduct; or

(vi)	Milne’s conviction or guilty plea to a felony or to a misdemeanor involving an act or acts of fraud, theft or embezzlement.

(b)	Termination by Milne Without Good Reason. Milne shall have the right to terminate his employment in his sole discretion, by providing ninety (90) days notice of his intent to resign. Except as otherwise provided in Paragraph 5(b) above, Milne shall in that event receive no further compensation or severance allowance.

(c)	Death. In the event of Milne’s death during the Employment Period, MoneyGram shall have no obligations under this Agreement to provide any severance allowance, but without prejudice to any benefits, such as life insurance, otherwise due in respect of Milne’s death. In addition, MoneyGram shall continue family medical and dental coverage (and reimbursement for the tax cost, if any, arising from income imputed to him due to such coverage) to Milne’s surviving spouse and minor children (on the terms set forth in Exhibit A to this Agreement), provided that any coverage to his spouse shall become supplemental to Medicare coverage when she becomes eligible for Medicare coverage.

(d)	Retirement. In the event of Milne’s voluntary separation from service for “normal retirement” or “early retirement” during the Employment Period pursuant to the terms of the MoneyGram Pension Plan, MoneyGram shall have no further obligations under this Agreement, whether to provide severance allowance or otherwise, except as follows:

(i) for a period of five years, Milne shall be provided with office space and secretarial support reasonably comparable to that which he received while employed with MoneyGram, subject to a dollar limit applicable for each calendar year that overlaps, either in whole or in part, with the five-year period. The dollar limit shall equal the product of (i) the annualized value of office space and secretarial support provided at the time of Milne’s retirement, as calculated below, times (ii) a fraction, the numerator of which is the number of days in the taxable year that overlap with the five-year period, and the denominator is 365. The annualized value of Milne’s office space and secretarial support provided at the time of retirement shall equal the approximate annual cost of such benefits in 2007 ( approximately $30,000 for office space and $67,000 for secretarial support), increased on an annual basis for standard cost of living adjustments until the year in which Milne retires. For purposes of the office space the value of the benefit shall be adjusted in May of each year according to the Consumer Price Index published by the U.S. Department of Labor. For purposes of the secretarial support the value of the benefit shall be adjusted in May of each year according to the latest Cost of Living Adjustment published by the Social Security Administration. Milne shall pay for such office space and secretarial support for the first six months following his retirement and shall be reimbursed for such payments on the first day of the seventh month following his retirement to the extent required under section 409A of the Internal Revenue Code. MoneyGram shall select the office space to be provided pursuant to this section;

(ii) Milne shall be eligible for any benefits otherwise due in respect of Milne’s retirement, including, but not limited to, post-separation family medical and dental coverage (and reimbursement for the tax cost, if any, arising from income imputed to him due to such coverage) in accordance with Paragraphs 5(a)(iv) and (vi) (on the terms set forth in Exhibit A to this Agreement).

(e)	Disability

(i) In the event of Milne’s disability during the Employment Period, Milne’s employment shall be terminated and MoneyGram shall have no further obligations under this Agreement to provide any severance allowance, except that Milne shall be eligible for any benefits otherwise due in respect of Milne’s disability. In addition, MoneyGram shall continue family medical and dental coverage (and reimbursement for the tax cost, if any, arising from income imputed to him due to such coverage) to Milne’s surviving spouse and minor children (on the terms set forth in Exhibit A to this Agreement), provided that any coverage to his spouse shall become supplemental to Medicare coverage when she becomes eligible for Medicare coverage.

(ii) The term “disability” as used in this Agreement shall mean an illness or impairment occurring during the Employment Period which prevents Milne from performing the essential functions of his job under this Agreement, with reasonable accommodations (as defined by federal and Minnesota disability laws), for a period of six consecutive months. The period of employment shall be deemed to have ended as of the close of business on the last day of such six-month period but without prejudice to any payments due Milne from any disability policy or disability insurance.

7. Confidentiality and Noncompetition

(a) Milne shall hold in a fiduciary capacity for the benefit of MoneyGram all proprietary or confidential information, knowledge or data relating to MoneyGram or any of its businesses that Milne obtains during his employment that is not public knowledge (other than as a result of his violation of this Paragraph 7(a) (“Confidential Information”). Milne shall not, during his employment or at any time thereafter, communicate, divulge or disseminate any Confidential Information for any reason or purpose whatsoever, nor shall he make any use of such Confidential Information for his own purposes.

(b) During the Noncompetition Period (as defined below), Milne shall not, without the prior written consent of the Board, engage in or become associated with any Competitive Activity (as defined below). For purposes of this Paragraph 7(b):

(i) the “Noncompetition Period” means two (2) years from the effective date that Milne’s employment with MoneyGram terminates.

(ii) a “Competitive Activity” means accepting employment with, consulting for, or otherwise assisting any competitor of MoneyGram, its subsidiaries or affiliates; inducing any employee of MoneyGram, its subsidiaries or affiliates to terminate his or her employment ; or otherwise interfering in a similar manner with the business of MoneyGram, its subsidiaries or affiliates.

(c) In addition, the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between MoneyGram and Milne shall remain in full force and effect according to its terms. The agreements and obligations of Milne pursuant to this Paragraph 7 shall be in addition to and not in substitution for his agreements and obligations pursuant to the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement.

8.	Post-Employment Obligations

At all times after the termination of his employment, at the request of MoneyGram:

(a) Milne shall provide reasonable and necessary assistance to assure an orderly transition of duties to his successor, including but not limited to the introduction of his successor to key MoneyGram customer accounts; and

(b) Milne shall cooperate with MoneyGram with respect to any claims or lawsuits by or against MoneyGram as to which Milne has knowledge of the facts involved in such claims or lawsuits. Milne shall make himself available to MoneyGram for this purpose upon reasonable notice but without the need of subpoena, and shall be entitled to reasonable compensation for his time and expenses in rendering such cooperation. Further, Milne shall decline to voluntarily aid, assist or cooperate with any party who has claims or lawsuits against MoneyGram, or with their attorneys or agents. MoneyGram and Milne both acknowledge, however, that nothing in this paragraph shall prevent Milne from honestly testifying at an administrative hearing, arbitration, deposition or in court, in response to a lawful and properly served subpoena in a proceeding involving MoneyGram, and that the intention and expectation of both parties is that Milne would testify honestly in any such proceedings.

9.	Arbitration

The parties agree that they shall submit any dispute regarding the performance or breach of any of the provisions of this Agreement, or any other dispute relating to Milne’s employment with MoneyGram and/or the termination thereof, to binding arbitration under the then-applicable rules of the American Arbitration Association. As the sole exception to the scope of this Paragraph 9, the parties agree that any claims arising from an alleged breach of Paragraph 7 need not be submitted to arbitration, and that instead MoneyGram shall be entitled to seek injunctive and other relief from a Court of competent jurisdiction.

If Milne is required to institute arbitration proceedings because of MoneyGram’s alleged breach of this Agreement and prevails on at least one material issue in dispute, MoneyGram shall pay his reasonable attorneys’ fees and associated costs, up to a maximum of $100,000.

10.	Successor in Interest

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of MoneyGram by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Except to any such successor, purchaser, or assignee of MoneyGram, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

11. Construction

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or is found to be invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. It is the express intent of the parties that in that event, this Agreement shall be revised and enforced to the maximum extent permitted under applicable law.

12.	Governing Laws

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

13.	Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by Certified Mail, Return Receipt Requested:

If to Milne:	MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis, Minnesota 55416,

with a copy to Milne’s then-current home address, as reflected in MoneyGram’s human resources files.

If to MoneyGram:	MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis, Minnesota 55416

Attention: Chairman of the Human Resources Committee, with a copy to Executive Vice President and General Counsel

14. Terms of this Agreement Prevail Over Inconsistent Terms of Any Other Agreement or Document; Amendment of Agreement.

It is possible that Milne has during his employment with MoneyGram executed a number of agreements or become a participant in various plans or programs which contain terms inconsistent with the terms of this Agreement, particularly with respect to, but not limited to, the issues of termination of employment, severance benefits, restrictive covenants, employment benefits, and the availability of attorney’s fees in the event of a breach. It is anticipated that Milne will in the future execute agreements or become a participant in various plans or programs which also contain terms inconsistent with this Employment Agreement. Those agreements and documents include, by way of illustration only and not by way of limitation, the following:

• Management and Line of Business Incentive Plan

• Various “long-term incentive programs” covered by the 2005 Omnibus Incentive Plan

• Various plans or agreements providing for stock options, restricted stock, etc.

• Performance Unit Incentive Plan

• Awards, Grants, or Agreements pertaining to Compensation, Stock Incentives, use of the Company aircraft, or other aspects of Milne’s compensation or benefits

• Executive Medical Plan

• Supplemental Pension Plan

• Code of Ethics

• Always Honest Policy

• Other Codes of Conduct

It is the intention of the parties that, to the extent the terms of any plan, award, grant, agreement, acknowledgment, policy, or other document executed or acknowledged by Milne, or made available to Milne by MoneyGram, regardless of the date of such execution, acknowledgment, or grant of access, are inconsistent with the terms of this Employment Agreement, the latter shall govern. MoneyGram has an interest in using form documents for its employees pertaining to such matters and maintaining uniformity in their provisions, and the parties agree that, for purposes of convenience only, instead of modifying each document to make it conform to the provisions of this Agreement, this provision shall be sufficient to effect that result. The terms of this Employment Agreement, including this provision, may be modified only by a subsequently-executed Employment Agreement which both (a) explicitly identifies this Agreement and the date of its execution, and (b)(i) identifies the particular provisions being modified or (ii) in the event this Agreement is to be superseded in its entirety, explicitly so provides. This provision does not, however, affect in any way Milne’s rights in the event of a “Change in Control” as defined in the MoneyGram International, Inc. Executive Severance Plan (Tier I).

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

s/ Philip W. Milne

Philip W. Milne

MoneyGram International, Inc.

By: /s/ Jess Hay

Its: Chair, Human Resources Committee

MoneyGram International, Inc.
Executive Health Plan
Plan Summary

Schedule of Benefits

Plan Name:Executive Medical & Dental Plan[1]
Effective Date:	August 1, 2005
Medical & Dental Benefits:

Covered Percentage	100%
Medical Individual Lifetime Maximum	$3,000,000 / Family
Dental Individual Maximum Per Calendar Year	$250,000 / Family

Eligibility

Eligible Employees
✓ ✓	All eligible Employees of the Employer who are enrolled in the Executive Medical & Dental Plan. Employees must reside in the United States.

Eligible Dependents

✓ ✓ ✓	Spouse of an eligible Employee. Spouse of a participating Employee who dies while covered under this Plan. Any unmarried child from birth up to age 18 of an eligible Employee.

✓ An unmarried child up to age 25 of an eligible Employee, if the child is a registered student in regular full-time attendance at school. The child must be mainly dependent on the Employee for care and support. The child cannot be employed on a regular full-time basis by one or more employers for a total of 30 or more hours per week.

Child includes the following:
✓	A stepchild who resides in the eligible Employee’s home.

✓ A legally adopted child. (A child is considered legally adopted on the earlier of the date of placement or the date the legal adoption proceedings have been started.)

✓ Any other child related to an eligible Employee, mainly dependent on the eligible Employee for care and support and residing in the eligible Employee’s home.

✓ Dependents must reside in the United States.

Cost of Coverage

✓ The coverage under this Plan is non-contributory. This means that the Employer pays for the full cost of the coverage.

Coverage for Chief Executive Officer

✓ The Chief Executive Officer and eligible spouses are eligible for the benefits for life except in the event of termination by the Employer for Cause (as defined in the Agreement) or termination by the Chief Executive Officer without Good Reason (as defined in the Agreement. If an Employee dies prior to terminating, the eligible spouse will still be eligible for coverage for life.

✓ If the Chief Executive Officer and/or an eligible spouse become eligible for Medicare, Medicare pays primary.

Executive Medical & Dental Benefits

✓ Payment will be made for 100% of the Covered Expenses incurred by a Covered Person while covered under this Plan.

✓ Covered Expenses are the actual cost to you for services and supplies given for Medical & Dental Care.

✓ “Medical Care” means the diagnosis, care mitigation, treatment or prevention of disease, or treatment affecting any structure or function of the body due to defect, illness or accidental injury or care during and following pregnancy including treatment of any conditions caused by the pregnancy.

✓ The Covered Expense must be an allowable tax deductible item as defined under Section 213(d) of the Internal Revenue Code of 1986 and as may be amended from time to time.[1]

[1]	Minnesota state law requires taxation on the benefit of a self insured plan where the executive plan is a subgroup of the active plan. The tax does not apply to fully insured plans, therefore this plan is insured. BlueCross BlueShield of MN (BCBSMN) falls under Chapter 62C of the Minnesota Statutes and is governed by the Minnesota Department of Commerce (DOC). All fully insured Certificates of Coverage and Group Contracts are reviewed annually by the DOC. BCBSMN is required to receive approval of the DOC prior to issuing Certificates of Coverage to their members. Additionally, Minnesota legislation requires certain plan provisions to be in place in order for their contracts to be approved by the DOC. A provision example is:

62E.06, subdivision (a) Qualified Plan Lifetime Maximum (1976) requires that all qualified plans must provide a lifetime maximum of $1,000,000. However, since this legislation was passed, BCBSM has increased this maximum to $2 million, then to $3 million and effective January 1, 2006, the maximum will be increased to $5 million.

BCBSM’s claims processing system must be able to provide the benefits outlined in their Certificates of Coverage.